Exhibit 99.1

Morgan Stanley Second Quarter 2020 Earnings Results
Morgan Stanley Reports Net Revenues of $13.4 Billion and EPS of $1.96
NEW YORK, July 16, 2020 – Morgan Stanley (NYSE: MS) today reported net revenues of $13.4 billion for the second quarter ended June 30, 2020 compared with $10.2 billion a year ago.  Net income applicable to Morgan Stanley was $3.2 billion, or $1.96 per diluted share1, compared with net income of $2.2 billion, or $1.23 per diluted share1, for the same period a year ago. The current quarter included intermittent net discrete tax expenses of $134 million which had an impact of $0.08 per diluted share.

James P. Gorman, Chairman and Chief Executive Officer, said, “Our decade long business transformation was intended to provide stability during times of serious stress. The second quarter tested the model and we performed exceedingly well, delivering record results. This builds on the momentum of a very strong first quarter, while more than 90% of our employees continue to work from home, demonstrating the ongoing operational resilience of our platform. We remain focused on supporting our employees, communities, and clients, while managing our risk and continuing to invest in our businesses.”

Financial Summary2,[3] ($ millions, except per share data)
Firm	2Q 2020	2Q 2019

Net revenues	$13,414	$10,244
Compensation expense	$6,035	$4,531
Non-compensation expenses	$3,024	$2,810
Pre-tax income[6]	$4,355	$2,903
Net income app. to MS	$3,196	$2,201
Expense efficiency ratio[7]	68%	72%
Earnings per diluted share	$1.96	$1.23
Book value per share[8]	$49.57	$44.13
Tangible book value per share[9]	$43.68	$38.44
Return on equity[10]	15.7%	11.2%
Return on tangible equity[10]	17.8%	12.8%
Institutional Securities

Net revenues	$7,977	$5,113
Investment Banking	$2,051	$1,472
Sales & Trading	$5,553	$3,304
Wealth Management

Net revenues	$4,680	$4,408
Fee-based client assets ($ billions)[11]	$1,236	$1,159
Fee-based asset flows ($ billions)[12]	$11.1	$9.8
Loans ($ billions)	$85.2	$74.1
Investment Management

Net revenues	$886	$839
AUM ($ billions)[13]	$665	$497
Long-term net flows ($ billions)[14]	$15.4	$4.9

Highlights

•	The Firm’s results reflect both record net revenues up ~30% and net income up ~45%[4] with contributions from all businesses and geographies.

•	The Firm delivered ROE of 15.7% and ROTCE of 17.8%.

•	The Firm’s allowance for credit losses on loans held for investment increased by 40% to $866 million as of June 30, 2020 with a provision for credit losses of $246 million in the current quarter.

•	Our balance sheet, capital and liquidity remain strong and the Firm is well positioned to continue to facilitate client activity.

•	Institutional Securities net revenues increased 56% reflecting outperformance across the businesses. Sales and Trading up 68% on strong client engagement as markets stabilized; Underwriting up 64% as clients accessed the open capital markets to strengthen their balance sheets.

•	Wealth Management delivered a pre-tax income of $1.1 billion with a pre-tax margin of 24.4%[5] despite a challenging market and rate environment. Bank lending increased 15% and brokerage sweep deposits were up $40 billion from a year ago.

•	Investment Management reported both record long-term net flows of $15.4 billion and AUM of $665 billion driving revenue growth of 6%.

Media Relations: Wesley McDade   212-761-2430

Investor Relations: Sharon Yeshaya   212-761-1632

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $8.0 billion compared with $5.1 billion a year ago. Pre-tax income was $3.0 billion compared with $1.5 billion a year ago.6

Investment Banking revenues up 39% from a year ago:

•	Advisory revenues decreased from a year ago driven by lower completed M&A activity and fewer large transactions.

•	Equity underwriting revenues increased from a year ago on increased volumes and higher revenues from blocks, convertibles and follow-on offerings.

•
Fixed income underwriting revenues increased from a year ago on higher investment grade and non-investment grade bond issuances as clients continue to access the market to benefit from the lower rate environment and to raise liquidity.

Sales and Trading net revenues up 68% from a year ago:

•	Equity sales and trading net revenues increased from a year ago reflecting strong performance in cash equities and derivatives across all regions driven by elevated client activity.

•
Fixed Income sales and trading net revenues increased significantly from a year ago reflecting strong performance across products and geographies on higher client activity.  The increase in credit products reflected robust global capital markets activity and credit spread movements.  The foreign exchange and rates businesses benefited from elevated volatility and wider bid-offer spreads while commodities revenues benefited from higher client activity in volatile markets.

•	Other sales and trading net revenues decreased from a year ago driven by losses on economic hedges associated with corporate lending activity.

Investments and Other:

• •
Investments revenues decreased from a year ago. The prior year quarter included gains associated with an investment’s initial public offering and subsequent mark-to-market gains on remaining holdings.

Other revenues increased from a year ago primarily related to mark-to-market gains associated with corporate lending activity as credit spreads tightened in the quarter, partially offset by an increase in the allowance for credit losses for loans held for investment.

Total Expenses:

• •
Compensation expenses increased from a year ago on higher revenues.

Non-compensation expenses increased from a year ago primarily on higher volume driven expenses and information processing costs partially offset by lower spending on business travel, entertainment and conferences.

($ millions)	2Q 2020	2Q 2019

Net Revenues	$7,977	$5,113

Investment Banking	$2,051	$1,472

Advisory	$462	$506

Equity underwriting	$882	$546

Fixed income underwriting	$707	$420

Sales and Trading	$5,553	$3,304

Equity	$2,619	$2,130

Fixed Income	$3,033	$1,133

Other	$(99)	$41

Investments and Other	$373	$337

Investments	$36	$194

Other	$337	$143

Total Expenses	$4,984	$3,650

Compensation	$2,952	$1,789

Non-compensation	$2,032	$1,861

Wealth Management

Wealth Management reported net revenues for the current quarter of $4.7 billion compared with $4.4 billion from a year ago.  Pre-tax income of $1.1 billion6 in the current quarter resulted in a pre-tax margin of 24.4%.5

Net revenues increased 6% from a year ago:

•	Asset management revenues were essentially unchanged from a year ago reflecting lower markets and lower average fee rates primarily on changes in asset mix, offset by positive flows.

•	Transactional revenues[15] decreased slightly excluding the impact of mark-to-market gains on investments associated with employee deferred cash-based compensation plans.

•
Net interest income remained essentially unchanged from a year ago reflecting growth in bank lending, increases in bank deposits and lower mortgage securities prepayment amortization expense, partially offset by the impact of lower average interest rates.  Wealth Management client liabilities[16] were $94 billion at quarter end compared with $84 billion a year ago.

Total Expenses:

•	Compensation expense increased from a year ago primarily driven by the increase in the fair value of deferred cash-based compensation plan referenced investments.

•	Non-compensation expenses were essentially unchanged from a year ago.

($ millions)	2Q 2020	2Q 2019

Net Revenues	$4,680	$4,408

Asset management	$2,507	$2,544

Transactional[15]	$1,075	$728

Net interest	$1,030	$1,016

Other	$68	$120

Total Expenses	$3,538	$3,165

Compensation	$2,729	$2,382

Non-compensation	$809	$783

Investment Management

Investment Management reported net revenues of $886 million compared with $839 million a year ago.  Pre-tax income was $216 million compared with $199 million a year ago.6

Net revenues increased 6% from a year ago:

•	Asset management revenues increased 12% from a year ago driven by record AUM on continued strong performance and positive net flows.
•	Investments revenues decreased slightly on lower accrued carried interest from Real Estate and Infrastructure funds.
Total Expenses:

•	Compensation expense decreased slightly from a year ago principally due to a decrease in carried interest.

•	Non-compensation expenses increased from a year ago driven by higher brokerage and clearing costs.

($ millions)	2Q 2020	2Q 2019

Net Revenues	$886	$839

Asset management	$684	$612

Investments	$231	$247

Other	$(29)	$(20)

Total Expenses	$670	$640

Compensation	$354	$360

Non-compensation	$316	$280

Other Matters

•	The Comprehensive Capital Analysis and Review (CCAR) results affirm the Firm’s strong capital position and reflect the stability of the business model.

•
At June 30, 2020 the Firm’s Common Equity Tier 1[18] and Tier 1[18] risk-based capital ratios under the Advanced Approach were 16.1% and 18.1%, respectively and under the Standardized Approach the ratios were 16.5% and 18.6%, respectively.

•
Supplementary leverage ratio (SLR)[20] and exposures in the current quarter include the Federal Reserve interim final rule relief in effect until March 31, 2021.  The impact of the interim rule on the SLR ratio was an improvement of 0.9%.[20]

•	The Board of Directors declared a $0.35 quarterly dividend per share, payable on August 14, 2020 to common shareholders of record on July 31, 2020.

•
The effective tax rate for the quarter was 25.7%.  The current quarter includes intermittent net discrete tax expenses of $134 million principally associated with the remeasurement of reserves related to a foreign tax matter.

•
The Firm’s provision for credit losses on loans and lending commitments was $239 million for the second quarter of 2020, compared with $18 million for the second quarter of 2019 and $407 million for the first quarter of 2020.  The allowance for credit losses on loans and lending commitments was $1.2 billion as of June 30, 2020, an increase of approximately 26% over the previous quarter.

	2Q 2020	2Q 2019

Capital[17]

Common Equity Tier 1 capital[18]	16.1%	16.3%

Tier 1 capital[18]	18.1%	18.6%

Tier 1 leverage[19]	8.1%	8.4%

Supplementary leverage ratio[20]	7.3%	6.5%

Common Stock Repurchases

Repurchases ($ millions)	NA	$1,180

Number of Shares (millions)	NA	26

Average Price	NA	$44.53

Period End Shares (millions)	1,576	1,659

Tax Rate	25.7%	22.6%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, including the attainment of certain financial and other targets, objectives and goals of the Firm, as well as statements about the consummation of the proposed transaction with E*TRADE Financial Corporation (“E*TRADE”) and the anticipated benefits thereof.  All such forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the acquisition, including the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period, (ii) the ability of the Firm and E*TRADE to integrate the business successfully and to achieve anticipated synergies, risks and costs, (iii) potential litigation relating to the proposed transaction that could be instituted against the Firm, E*TRADE or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm the Firm’s and E*TRADE’s business, including current plans and operations, (v) the ability of the Firm or E*TRADE to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the acquisition, (vii) continued availability of capital and financing and rating agency actions, (viii) legislative, regulatory and economic developments, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the acquisition that could affect Morgan Stanley’s and/or E*TRADE’s financial performance, (x) certain restrictions during the pendency of the acquisition that may impact the Firm’s or E*TRADE’s ability to pursue certain business opportunities or strategic transactions, (xi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors, (xii) dilution caused by the Firm’s issuance of additional shares of its common stock in connection with the proposed transaction, (xiii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (xiv) those risks described in Item 1A of the Firm’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K, including the risk factor under Item 8.01 “Other Matters” in the Current Report on Form 8-K dated April 16, 2020, and the additional risk factors under “Risk Factors” in the Registration Statement on Form S-4 filed on April 17, 2020, as amended (“Form S-4”), (xv) those risks described in Item 1A of E*TRADE’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K and (xvi) those risks described in the proxy statement/prospectus on Form S-4 available from the sources indicated above. These risks, as well as other risks associated with the proposed acquisition, are more fully discussed in the proxy statement/prospectus included in the registration statement on Form S-4 filed with the SEC in connection with the proposed acquisition. While the list of factors presented here and the list of factors presented in the registration statement on Form S-4 are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Firm’s or E*TRADE’s consolidated financial condition, results of operations, credit rating or liquidity. Neither the Firm nor E*TRADE assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

1 Includes preferred dividends related to the calculation of earnings per share of $149 million and $170 million for the second quarter of 2020 and 2019, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, investors, analysts and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 Net revenues of $13.4 billion and net income applicable to Morgan Stanley of $3.2 billion represent records for a reported quarterly period after excluding the impact of debt valuation adjustments (DVA), which were previously reflected in net revenues in prior periods, and reflecting the current reporting structure of the Firm (i.e. exclusive of discontinued operations).  Net revenues and net income applicable to Morgan Stanley, excluding the impact of DVA, were non-GAAP financial measures in those prior periods that were reconciled to the comparable GAAP financial measures in the respective quarterly reports filed on Form 10-Q.

5 Pre-tax margin represents income (loss) before taxes divided by net revenues.

6 Pre-tax income represents income (loss) before taxes.

7 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.

8 Book value per common share represents common equity divided by period end common shares outstanding.

9 Tangible book value per common share is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy. The calculation of tangible book value per common share represents tangible common equity divided by period end common shares outstanding.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

10 The return on average tangible common equity and tangible common equity are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity represents annualized earnings applicable to Morgan Stanley common shareholders as a percentage of average common equity and average tangible common equity, respectively.  Tangible common equity represents common equity less goodwill and intangible assets net of certain allowable servicing rights deduction.

11 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

12 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.

13 AUM is defined as assets under management.

14 Long-term net flows include the Equity, Fixed Income and Alternative/Other asset classes and exclude the Liquidity asset class.

15 Transactional revenues include investment banking, trading, and commissions and fee revenues.
16 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker-dealer margin activity.  U.S. Bank refers to the Firm’s U.S. Bank operating subsidiaries Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association.
17 Capital ratios are estimates as of the press release date, July 16, 2020.

18 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At June 30, 2020 the Firm’s ratios are based on the Advanced Approach, while at June 30, 2019, they were based on the Standardized Approach.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2019 Form 10-K.

19 The Tier 1 leverage ratio is a non-risk based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

20 The Firm must maintain a Tier 1 supplementary leverage ratio of 5% inclusive of a capital buffer of at least 2% in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a Tier 1 capital numerator of approximately $77.4 billion and $72.7 billion, and supplementary leverage exposure denominator of approximately $1.06 trillion and $1.12 trillion, for the second quarter of 2020 and 2019, respectively.  Based on a Federal Reserve interim final rule in effect until March 31, 2021, our SLR and Supplementary leverage exposure as of June 30, 2020 reflect the exclusion of U.S. Treasury securities and deposits at Federal Reserve Banks.  The exclusion of these assets had the effect of improving our SLR ratio by 0.9% as of June 30, 2020.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019	Change
Revenues:
Investment banking	$2,142	$1,271	$1,590	69%	35%	$3,413	$2,832	21%
Trading	4,683	3,056	2,732	53%	71%	7,739	6,173	25%
Investments	275	38	441	*	(38%)	313	714	(56%)
Commissions and fees	1,102	1,360	979	(19%)	13%	2,462	1,945	27%
Asset management	3,265	3,417	3,220	(4%)	1%	6,682	6,269	7%
Other	347	(1,011)	253	*	37%	(664)	554	*
Total non-interest revenues	11,814	8,131	9,215	45%	28%	19,945	18,487	8%

Interest income	2,358	3,503	4,506	(33%)	(48%)	5,861	8,796	(33%)
Interest expense	758	2,147	3,477	(65%)	(78%)	2,905	6,753	(57%)
Net interest	1,600	1,356	1,029	18%	55%	2,956	2,043	45%
Net revenues	13,414	9,487	10,244	41%	31%	22,901	20,530	12%

Non-interest expenses:
Compensation and benefits	6,035	4,283	4,531	41%	33%	10,318	9,182	12%

Non-compensation expenses:
Brokerage, clearing and exchange fees	716	740	630	(3%)	14%	1,456	1,223	19%
Information processing and communications	589	563	538	5%	9%	1,152	1,070	8%
Professional services	535	449	537	19%	--	984	1,051	(6%)
Occupancy and equipment	365	365	353	--	3%	730	700	4%
Marketing and business development	63	132	162	(52%)	(61%)	195	303	(36%)
Other	756	809	590	(7%)	28%	1,565	1,143	37%
Total non-compensation expenses	3,024	3,058	2,810	(1%)	8%	6,082	5,490	11%

Total non-interest expenses	9,059	7,341	7,341	23%	23%	16,400	14,672	12%

Income before provision for income taxes	4,355	2,146	2,903	103%	50%	6,501	5,858	11%
Provision for income taxes	1,119	366	657	*	70%	1,485	1,144	30%
Net income (loss)	$3,236	$1,780	$2,246	82%	44%	$5,016	$4,714	6%
Net income applicable to nonredeemable noncontrolling interests	40	82	45	(51%)	(11%)	122	84	45%
Net income (loss) applicable to Morgan Stanley	3,196	1,698	2,201	88%	45%	4,894	4,630	6%
Preferred stock dividend	149	108	170	38%	(12%)	257	263	(2%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$3,047	$1,590	$2,031	92%	50%	$4,637	$4,367	6%

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019	Change

Financial Metrics:

Earnings per basic share	$1.98	$1.02	$1.24	94%	60%	$3.00	$2.65	13%
Earnings per diluted share	$1.96	$1.01	$1.23	94%	59%	$2.96	$2.62	13%

Return on average common equity	15.7%	8.5%	11.2%			12.2%	12.1%
Return on average tangible common equity	17.8%	9.7%	12.8%			13.9%	13.8%

Book value per common share	$49.57	$49.09	$44.13			$49.57	$44.13
Tangible book value per common share	$43.68	$43.28	$38.44			$43.68	$38.44

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$2.04	$0.99	$1.23	106%	66%	$3.03	$2.56	18%
Adjusted return on average common equity	16.4%	8.3%	11.2%			12.5%	11.8%
Adjusted return on average tangible common equity	18.6%	9.5%	12.8%			14.2%	13.5%

Financial Ratios:

Pre-tax profit margin	32%	23%	28%			28%	29%
Compensation and benefits as a % of net revenues	45%	45%	44%			45%	45%
Non-compensation expenses as a % of net revenues	23%	32%	27%			27%	27%
Firm expense efficiency ratio	68%	77%	72%			72%	71%
Effective tax rate	25.7%	17.1%	22.6%			22.8%	19.5%

Statistical Data:

Period end common shares outstanding (millions)	1,576	1,576	1,659	--	(5%)
Average common shares outstanding (millions)
Basic	1,541	1,555	1,634	(1%)	(6%)	1,548	1,646	(6%)
Diluted	1,557	1,573	1,655	(1%)	(6%)	1,565	1,666	(6%)

Worldwide employees	61,596	60,670	59,513	2%	4%

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.